SECURITIES AND EXCHANGE COMMISSION
                                  UNITED STATES
                             WASHINGTON, D.C. 20549

                                     FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
          SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934.

                Commission File Number 333-72899-02, 333-63723-02


                                RRC FL Five, Inc.
                                -----------------
             (Exact name of registrant as specified in its charter)


    121 West Forsyth Street, Suite 200, Jacksonville, FL 32202 (904) 356-7000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       Guaranty of 7-1/8% Notes Due July 15, 2005, Guaranty of 7.40% Notes
         Due April 1, 2004 and Guaranty of 7.75% Notes Due April 1, 2009
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)  [ ] Rule 12h-3(b)(1)(i)  [ ]
                Rule 12g-4(a)(1)(ii) [ ] Rule 12h-3(b)(1)(ii) [ ]
                Rule 12g-4(a)(2)(i)  [ ] Rule 12h-3(b)(2)(i)  [ ]
                Rule 12g-4(a)(2)(ii) [ ] Rule 12h-3(b)(2)(ii) [ ]
                                 Rule 15d-6 [X]

     Approximate number of holders of record as of the certification or notice date: None; registrant merged out of existence


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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Regency Centers, L.P., successor by merger to registrant, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    May 3, 1999                        By:   /s/ J. Christian Leavitt
                                               ---------------------------------
                                                  J. Christian Leavitt
                                                  Senior Vice President of
                                                  Regency Realty Corporation,
                                                  the general partner of
                                                  Regency Centers, L.P.